EXHIBIT 10.2

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019

August 13, 2009

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:
Your Employment Agreement dated January 29, 2004, Assignment dated June 2005, and amendment December 19, 2006 (the “December 19, 2006 Amendment”) (collectively the “Agreement” capitalized terms used herein without definition have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify and clarify the Agreement, effective as of the date written above.  Accordingly, the following modifications and clarifications are made to the Agreement:

1.
The parties hereby acknowledge that the current term of your employment was extended to January 31, 2011 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination or automatic extension as contemplated therein.  In addition, the first sentence of Section 1 is amended to read as follows:  “The Company hereby agrees to continue to employ the Employee as its Chairman and Chief Executive Officer and the Employee hereby accepts such continued employment with the Company, upon the terms set forth in this Agreement.”

2.	Section 2 shall be continued as in the previous year by modifying Section 2 as follows:

Salary.  Effective as of February 1, 2009 and for the remaining term (including any extensions thereto) of the Agreement, the Company shall pay the Employee a base salary per annum of $425,000 (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”) and all executive officer benefits.

3.	The bonus program described in Section 3 shall continue consistent with past practice and is amended and restated as follows:

Annual Bonus.  Starting January 1, 2007, the Employee shall be eligible for a performance bonus payable 50% in cash and 50% in vested restricted stock established from the 2007-2009 Annual Incentive Plan (or in future years, based upon a substantially similar plan), based upon the mutually agreed to goals between you and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The performance bonus and payment for 2007 – 2010 shall be based upon achieving certain goals as set forth in Exhibit 1 to the December 19, 2006 Amendment (as modified by the Compensation Committee pursuant to its meeting on April 8, 2008, Exhibit A) (“December 19, 2006 Amendment”) and for purposes of calendar years 2009 and 2010, those goals, including the Targeted Performance Bonus-Annual, set forth for year 2008 in Exhibit 1 shall be applied for said years 2009 and 2010.  Bonuses shall be paid no later than March 15th of the year following the year to which the bonus relates.

4.	Section 3.B. of the Agreement shall be continued as in previous years by adding the following sentences to the end of Section 3.B.:

The performance vesting under the 2007 – 2009 Annual Incentive Plan shall also apply to the calendar years 2009 and 2010, and the performance goals shall be identical as set forth in Exhibit 1 to the December 19, 2006 Amendment. In the event additional shares of Restricted Stock are required to be issued by the Company to the Employee to meet the payment requirements herein, the Company shall immediately cause such issuance. Provided, however, no additional shares of Restricted Stock will be issued by the Company, if such shares are required under Sections 8 and/or 10B of this Agreement, and in such event the Company will be required to provide an equivalent payment to you for each share not issued, in the amount equal to $2.00 per share.

5.	Section 8A shall be modified and restated as follows:

A.
The Company may terminate your employment without Cause or you may terminate your employment hereunder for Good Reason, effective upon the giving of written notice thereof and in the event you are terminating your employment for Good Reason, providing the Company 30 days to cure such Good Reason (if susceptible to cure), in either event you shall be entitled to the following:

6.	Section 8A.(i) shall be clarified and restated as follows:

(i)
Base Salary (at your highest annualized rate of salary in effect during the one-year period ending on the effective date of termination) through the last date of the term (as such term exists on the date of such termination) of this Agreement, payable in a lump sum within ninety (90) days of your termination, subject to Section 34.

7.	Section 8A.(ii) shall be clarified and restated as follows:

(ii)
a bonus, under the terms of your annual bonus plan, on a pro rata basis for the year in which such termination occurs; such pro rata bonus to be the bonus for such year as determined as if the “Targeted Performance Bonus Annual,” set forth in Exhibit 1 to the December 19, 2006 Amendment but limited to the Targeted Performance Bonus-Annual ($500,000 cash per year and 250,000 shares per year) were deemed to be met  as set forth in Exhibit 1 to the December 19, 2006 Amendment and as provided under Section 3 hereof, multiplied by a fraction, the numerator of which is the number of days from the beginning of the applicable year to the date of termination of employment and the denominator of which is 365. The bonus shall be paid not later than ninety (90) days following the end of the year in which the termination occurred, subject to Section 34.  Additionally, you shall receive one hundred (100%) of your bonus as determined above in this Section 8A(ii) ($500,000 cash per year and 250,000 shares per year),  for the remaining term (as such term exists on the date of such termination) under this agreement, to be paid not later than ninety (90) days  following the date of termination subject to Section 34.  All payments provided in this Section 8A.(ii) shall be subject to and limited by the provisions of Section 10B below and to the bonus to be paid under the severance package described in this Section 8A and upon a Change of Control in Section 10B shall not be treated as separate payments but as the same payment and you shall only be paid such amount once.  Accordingly, if there is a Change of Control and the Company is required to make payments under Section 10.B of this Agreement, this Section 8A(ii) shall not be operative except to the extent that the payments described in this Section 8A(ii) are not duplicative (e.g., the severance package described above).

8.	Section 8 A(v) shall be modified and restated as follows:

(v)
other benefits (including medical and dental plan) in accordance with the applicable plan and programs of the Company shall continue for the remaining term (as such term exists on the date of such termination) under this Agreement; provided, that if the terms of any of the plans do not permit such continued participation, the Company shall provide you with a comparable benefit in a time and manner consistent with Section 34.

9.	A new Section 8A(vi) shall be added to read as follows:

“Notwithstanding the terms of the applicable agreement and plan, all shares of restricted stock or restricted stock units (or other forms of equity compensation, if any) shall be deemed fully vested on the date of termination”

10.	Section 8B(iii) shall be modified by deleting the words “after being given a reasonable opportunity to cure such failure.”

11.	Section 8(B)(iv) is amended by deleting “the Company fails to renew your employment agreement at the end of the Term” and substituting therefore “Intentionally Omitted.”

12.	Section 8B(x) shall be modified by deleting “not offered the same position in the Company.”

13.	Section 10A(i) shall be modified by adding the words “within a 12 month period” after “substantially all of the assets of the Company”.

14.	Section 10A(ii) shall be modified and restated as follows:

“(ii)	a corporate dissolution taxed under Code Section 331 or with approval of a bankruptcy court pursuant to 11 USC § 503(b)(ii)(A).

15.	Section 10A(iii) shall be modified by the addition of the words “The occurrence within a 12 month period” at the beginning thereof.

16.	Section 10.B. shall be clarified and restated by the following two paragraphs:

Notwithstanding anything to the contrary in this Agreement or in any other applicable plan, but subject to the following sentences, upon a Change of Control of the Company, all stock options, restricted stock and restricted stock units shall vest immediately upon such Change of Control and all performance conditions of any and all cash bonuses and performance stock options or Restricted Stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option originally granted. Provided, however, the amount of any cash bonuses or Restricted Stock triggered by the Change of Control shall be limited to an amount  equal to  the “Targeted Performance Bonus Annual,” set forth in Exhibit 1 attached to the December 19, 2006 Amendment ($500,000, per year and 250,000 shares, per year) for the year of the Change of Control and each year thereafter remaining in the term (as such term exists on the date of such Change of Control).  The cash portion of such bonuses shall be paid within the time provided in Section 3.  Provided, further, no additional shares of Restricted Stock will be issued that may be required to be issued beyond the existing unvested previously issued Restricted Stock held by you (318,750 shares as of the date hereof) to meet the requirements of this Section 10B, however, the Company shall pay to you in lieu of said undistributed Restricted Stock, an amount equal to $2.00 per share  within the time provided in Section 3. See attached Schedule I for an illustration of payment required under this Section 10B of the Agreement.

On the date of the Change of Control, the Company shall place immediately negotiable funds into a “rabbi” trust in an amount equal to the cash payments that may be due (or will be due) to you as a result of the Change of Control or as a result of a termination of your employment following a Change of Control without Cause or for Good Reason, including such additional amount as equals the gross up payment (described in Section 24). Such trust shall be maintained pursuant to a standard rabbi trust arrangement among the Company, you and an independent trustee (reasonably acceptable to you) providing for the timely payment to you of the amounts held in such trust in the event you become entitled thereto under the applicable provisions of this Agreement (the "Trust Arrangement"). The Trust Arrangement shall be maintained until the earlier of (A) the payment to you of all sums held in the trust or (B) six years after the end of the fiscal year in which the Change of Control occurred.   This provision is subject to the limitations imposed by Section 409A(b) of the Code.  In addition, this provision will be null and void if the establishment or maintenance of such a trust would result in the imposition of a tax or penalty under Section 409A.

17.
Section 10C is amended by deleting the words “prior to” and substituting therefor the word “at” and by deleting the word “payable” and substituting therefor the word “paid”.  In addition, the following is inserted at the end of such Section 10C:  “For purposes of determining the amount of the gross up payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the gross up payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due.”

18.	A new Section 11 is inserted to read as follows and the prior Section 11 shall become Section 12 with the remaining Sections in the Agreement renumbered accordingly:

Section 11.  Nonrenewal by the Company.  In the event that the Company provides a notice of nonrenewal pursuant to Section 1, you may resign and receive the following payments at the times specified below, subject to Section 34:

(i)
Base Salary (at your highest annualized rate of salary in effect during the one-year period ending on the effective date of termination) through the last date of the term (as such term exists on the date of such termination) of this Agreement, payable in a lump sum within ninety (90) days of your termination, subject to Section 34.

(ii)
the stock portion of your bonus, under the terms of your annual bonus plan, on a pro rata basis for the year in which such termination occurs; such pro rata bonus to be the bonus for such year as determined as if the “Targeted Performance Bonus Annual,” set forth in Exhibit 1 to the December 19, 2006 Amendment but limited to the Targeted Performance Bonus-Annual (250,000 shares per year) were deemed to be met  as set forth in Exhibit 1 to the December 19, 2006 Amendment and as provided under Section 3 hereof, multiplied by a fraction, the numerator of which is the number of days from the beginning of the applicable year to the date of termination of employment and the denominator of which is 365. The bonus shall be paid not later than ninety (90) days following the end of the year in which the termination occurred, subject to Section 34.  Additionally, you shall receive one hundred (100%) of the stock portion of your bonus as determined above in this Section 11 (250,000 shares per year, but limited to the previously issued restricted stock outstanding as of the time of such termination) for the remaining term (as such term exists on the date of such termination) under this agreement, to be paid not later than ninety (90) days  following the date of termination subject to Section 34.  All payments provided in this Section 11 shall be subject to and limited by the provisions of Section 10B above and the bonus to be paid under the severance package described in this Section 11 and upon a Change of Control in Section 10B shall not be treated as separate payments but as the same payment and you shall only be paid such amount once.  Accordingly, if there is a Change of Control and the Company is required to make payments under Section 10.B of this Agreement, this Section 11 shall not be operative except to the extent that the payments described in this Section 11 are not duplicative (e.g., the severance package described above).

(iii)
notwithstanding the terms of the applicable agreement and plan, all shares of restricted stock or restricted stock units (or other forms of equity compensation, if any) shall be deemed fully vested on the date of termination.

19.	Section 15 shall be modified by adding the following sentence at the conclusion thereof:

Notwithstanding the foregoing, in consideration of the payments described in Section 8A(ii) and 10B, the noncompetition period shall be extended from one (1) year to two (2) years in the event of a Change of Control and you receive the payments and benefits described in Section 10B or the termination of your employment by the Company without Cause or by you for Good Reason.

20.	Section 18 shall be modified and restated as follows:

Professional Fees.  The Company agrees to pay in one lump sum your personal accounting and legal fees relating to the review of this Agreement, and upon the execution of the Letter Amendment dated August --, 2009 up to a maximum of $20,000 on an after tax basis.

21.	A new Section 34 shall be added to read as follows:

The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions, or an exemption or exception from the applicable provisions of, Section 409A of the Internal Revenue Code of 1986 as amended (“Code”) and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A of the Code in connection with, the benefits and payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Agreement, to the maximum extent possible without violating Section 409A of the Code.

All payments to be made upon a termination of employment under this Agreement may only be made upon a “a separation from service” as defined under Section 409A of the Code. For purposes of section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment.

Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception to the extent applicable.

Notwithstanding the foregoing or anything to the contrary contained in a provision of this Agreement, if it is reasonably determined that you are a “specified employee” at the time of your “separation from service” within the meaning of Section 409A of the Code, then, to the extent required by Section 409A, any payment hereunder designated as being subject to this Section shall not be made until the first business day after the expiration of six (6) months from the date of your separation service. On such date, there shall be paid to you in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence without interest thereon. Notwithstanding the forgoing, if you die within such six (6) months period, then there shall be paid to your estate within ninety (90) days of your death, an amount equal to the aggregate amount of the payments delayed pursuant to the second preceding sentence.  In the event that it is reasonably determined that certain payments are required to be delayed as described above, an amount equal to the aggregate amount of such payments will be placed in a “rabbi” trust with the trustee to be reasonably acceptable to you and pursuant to a standard “rabbi” trust agreement reasonably acceptable to Employee.  The costs of such trust to be paid by the Company and the payments will be timely made from such trust, provided that the payments will not be placed into a rabbi trust if it would result in the imposition of additional taxes under Section 409A of the Code.  In addition, the establishment of such rabbi trust is subject to the limitations imposed by Section 409A(b) of the Code.

The term “specified employee” shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under Section 409A of the Code, as reasonably determined by the Company (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specific employees,” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of Sections 416(i) (without respect to paragraph (5) thereof) and 409A of the Code.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expenses is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the District of Columbia.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date: August 13, 2009